Exhibit 10.20

AMENDMENT NO. 1 TO SALARY CONTINUATION AGREEMENT

THIS AMENDMENT NO. 1 TO SALARY CONTINUATION AGREEMENT (“Amendment No. 1”) is made, effective as of December 9, 2008, by and between GenVec, Inc., a Delaware corporation (the “Company”), and Douglas J. Swirsky (“Executive”).

Recitals:

WHEREAS, Executive and the Company previously entered into the Salary Continuation Agreement, effective as of September 18, 2006 (the “Salary Continuation Agreement”); and

WHEREAS, Executive and the Company desire to further amend the Salary Continuation Agreement to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

Agreement:

NOW, THEREFORE, in consideration of the agreements contained herein and of such other good and valuable consideration, the sufficiency of which Executive acknowledges, the Company and Executive, intending to be legally bound, agree as follows:

1.           A new Section 3.4 shall be added to the Salary Continuation Agreement to read as follows:

“3.4           Section 409A Compliance.  Amounts payable other than those expressly payable on a deferred or installment basis, will be paid as promptly as practical and, in any event, within 2½ months after the end of the year in which such amount was earned.

Any amount that the Executive is entitled to be reimbursed will be reimbursed as promptly as practical and in any event not later than the last day of the calendar year after the calendar year in which the expenses are incurred, and the amount of the expenses eligible for reimbursement during any calendar year will not affect the amount of expenses eligible for reimbursement in any other calendar year.

If at the time of separation from service (i) the Executive is a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time, and (ii) the Company  makes a good faith determination that an amount payable by the Company to the Executive constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company will not pay such amount on the otherwise scheduled payment date but will instead pay it in a lump sum on the first business day after such six-month period together with interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the dates the payments should otherwise have been provided.”

2.             The provisions of this Amendment No. 1 may be amended and waived only with the prior written consent of the parties hereto.  This Amendment No. 1 may be executed and delivered in one or more counterparts, each of which shall be deemed an original and together shall constitute one and the same instrument.

3.           Except as set forth in this Amendment No. 1, the Salary Continuation Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Amendment No. 1 on the date first written above.

GENVEC, INC.

By: /s/ Paul H. Fischer
Name: Paul H. Fischer
Title: President, CEO

EXECUTIVE

By: /s/ Douglas J. Swirsky
Douglas J. Swirsky